Exhibit 99.1

New Media Announces Solid Third Quarter 2017 Results and Increases the Dividend to $0.37 per Common Share

NEW YORK, N.Y. October 26, 2017 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the third quarter ended September 24, 2017.

Third Quarter 2017 Financial Summary

•	New Media declares a cash dividend of $0.37 per common share, an increase of 5.7% from the prior quarter

•	Total revenues of $317.2 million, up 3.4% to prior year on a reported basis, and down 6.4% to the prior year on an organic same store basis, negatively impacted in September by the hurricanes in Florida and Texas

•	Digital revenue increased to $35.6 million, up 11.1% to prior year on a reported basis

•	Net loss of $2.0 million, negatively impacted by $6.2 million of charges relating to the upsizing and maturity date extension of our credit facility and consolidation of press equipment°

•	As Adjusted EBITDA of $37.1 million*, up 0.4% to prior year, inclusive of negative impact in September of approximately $1 million due to the hurricanes

•	Free Cash Flow of $27.3 million*, up 1.6% to prior year, inclusive of negative impact in September of approximately $1 million due to the hurricanes

Third Quarter 2017 & Subsequent Business Highlights

•	Closed the acquisition of Calkins Media on June 30, 2017 for $17.5 million

•	Closed the acquisition of certain newspapers and related assets of Morris Publishing Group (“Morris”) on October 2, 2017 for $120.0 million

•	Entered into an agreement with ZipRecruiter, the fastest growing online employment marketplace, to power the Company’s print and online recruitment pages across its 540 markets

•	Closed on an amendment to our term loan extending the maturity date to July 14, 2022, increasing the outstanding term loan by $20 million, and increasing the accordion availability to $80 million
•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $200.5 million as of September 24, 2017; $120.0 million was deployed subsequent to the quarter for the Morris transaction

•	UpCurve, our SMB solutions provider, had revenue of $17.9 million, a 22.0% increase as compared to prior yearΔ

Summary of Third Quarter 2017 Results

($ in million, except per share)
GAAP Reporting
Revenues	$317.2
Operating income	$11.5
Net (loss)	$(2.0)

Non-GAAP Reporting*
As Adjusted EBITDA	$37.1
Free Cash Flow	$27.3

°	$6.2M of charges relates to the $4.8M of loss on extinguishment of debt, $0.9M of debt related costs recorded to interest expense, and $0.5M related to print consolidation that was recorded to the loss on sale or disposal of assets
*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.
Δ	Comparison to prior year reported Propel Marketing revenue.

“We are not satisfied with our third quarter financial results, despite some great accomplishments in the quarter that continue to better position the Company for long term success,” said Michael E. Reed, New Media President and CEO. “The tragic events resulting from the hurricanes in Florida and Texas did negatively impact our third quarter results, however, this is short term and we do not expect any lingering impact in the fourth quarter.”

“We have successfully deployed nearly $140 million in capital over the past few months with our acquisitions of the family newspaper groups of Morris and Calkins. I am confident that we will get great contributions going forward from both of these acquisitions. Importantly, both of these transactions were accretive to cash flow on day one. We were pleased in the quarter to amend our credit facility, both upsizing the amount and accordion availability, as well as extending the maturity date to July of 2022. In addition to the $80 million of accordion availability, we closed the quarter with $200.5 million of cash on the balance sheet and availability under the revolver, or $80 million in pro-forma liquidity after the purchase of Morris.”

“Another exciting event from the quarter was an agreement we entered into with ZipRecruiter, the fastest growing online employment marketplace, to power our print and online recruitment pages. Subsequent to the quarter, ZipRecruiter-powered pages launched across our 540 markets, reaching over 21 million U.S. readers each week. Not only do our small and medium sized businesses now have access to a top recruitment platform, but our community residents do as well. With this relationship, our local media businesses strive to once again become the go-to employment marketplace for our communities. We can now offer a reach that community businesses would not have had easy access to previously.”

Mr. Reed went on to say, “We saw great progress and growth within UpCurve, especially as it relates to our UpCurve Cloud business. This is the business focused on bringing cloud-based products to small and medium sized businesses in our communities that will help them grow faster, smarter and more efficiently. Revenue is up 74.9% to prior year for this product line and we now fulfill over 91,000 SugarCRM and G-Suite licenses. This is a major focus area for expansion in our UpCurve business as we are experiencing less than 10% annual churn and seeing recurring revenue of over 65%. Across the entire UpCurve business, revenue grew 22.0% from the prior year to $17.9 million.”

“Despite the challenges we encountered in the third quarter, we remain enthusiastic about the fourth quarter and 2018. We continue to pursue innovative opportunities that make our products more relevant and valuable to consumers and small businesses in our communities. Further, we continue to see an attractive pipeline of acquisition opportunities that can expand or strengthen our existing business segments. As a result of our confidence in the future, we were pleased to announce this morning that our board approved an increase to our quarterly dividend, bringing it to $0.37 per common share. That marks the fourth consecutive year we have been able to increase our dividend and a 37% increase from our initial dividend back in 2014.”

Third Quarter 2017 Financial Results

New Media recorded total revenues of $317.2 million for the quarter, up 3.4% to prior year and down 6.4% on an organic same store basis. Our third quarter revenues were negatively impacted in September by the hurricanes in both Florida and Texas. We expect our trends to improve again as we head into the fourth quarter. Traditional Print Advertising decreased 14.0% to prior year on an organic same store basis, reflecting the continued challenges we are experiencing in print advertising stemming primarily from the struggle of the brick and mortar retail sector.

Digital revenue closed at $35.6 million, an increase of 11.1% to prior year. UpCurve generated $17.9 million in revenue, an increase of 22.0% to prior year and now comprises 50.4% of total digital revenue.

Circulation revenue was down 1.5% to prior year on an organic same store basis. We view this performance as an anomaly due to some shifting of resources into better growth opportunities during the quarter. We expect circulation revenue trends to improve bringing the category back toward stable to modest growth. Commercial Print, Distribution, and Events revenue increased 3.7% to prior year on an organic same store basis.

Operating income was $11.5 million and Net loss was $2.0 million. Both were negatively impacted by approximately $6.2 million of charges related to the upsizing and extension of our credit facility and consolidation of press equipment.

As Adjusted EBITDA was $37.1 million, which is up 0.4% to prior year, and Free Cash Flow was $27.3 million, which is up 1.6% to prior year, both of which were negatively impacted in September by approximately $1 million due to the hurricanes.

Third Quarter 2017 Dividend

New Media’s Board of Directors declared a third quarter 2017 cash dividend of $0.37 per share of common stock. This represents an increase of 5.7% to the prior quarter. The dividend is payable on November 16, 2017 to shareholders of record as of the close of business on November 8, 2017.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, October 26, 2017 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Third Quarter Earnings Call” or access code “73796612.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately three hours following the call’s completion through 10:59 P.M. Eastern Time on Thursday, November 9, 2017 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “73796612.”

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions for our small and medium businesses partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 130 daily publications. As of September 24, 2017, the Company operates in 540 markets across 36 states. New Media’s portfolio of products, as of September 24, 2017, include over 640 community publications and 540 websites, serve more than 225,000 business advertising accounts, and reaches over 21 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues

Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

-	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

-	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and Free Cash Flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to execute on our operational strategy, hurricane related impacts, expected revenue trends and performance for Q4 and beyond, including expectations for revenue growth, and our ability to continue to grow our dividend and deliver shareholder returns, pursuing and completing future acquisitions and strategic opportunities, the timing and availability of such opportunities, the ability to source and identify such opportunities and the benefits associated with such opportunities, growing our digital business and revenues including UpCurve, the expected benefits of our growth initiatives, including through recruitment and cloud products and services, diversifying our revenue streams away from traditional print media, our ability to lower expenses including by leveraging our scale, and our ability to grow As Adjusted EBITDA and Free Cash Flow. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in traditional revenue categories, economic conditions in the markets in which we operate, including natural disasters and other factors affecting economic conditions in general, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 24, 2017	December 25, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$160,541	$172,246
Restricted cash	3,406	3,406
Accounts receivable, net of allowance for doubtful accounts of $5,714 and $5,478 at September 24, 2017 and December 25, 2016, respectively	127,652	138,115
Inventory	18,282	18,167
Prepaid expenses	21,683	18,720
Other current assets	21,029	19,694

Total current assets	352,593	370,348

Property, plant, and equipment, net of accumulated depreciation of $161,218 and $130,839 at September 24, 2017 and December 25, 2016, respectively	366,710	381,319
Goodwill	202,388	227,954
Intangible assets, net of accumulated amortization of $60,528 and $43,632 at September 24, 2017 and December 25, 2016, respectively	337,473	351,477
Other assets	5,883	4,932

Total assets	$1,265,047	$1,336,030

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,527	$14,387
Accounts payable	24,905	19,105
Accrued expenses	82,324	84,389
Deferred revenue	80,375	77,987

Total current liabilities	192,131	195,868
Long-term liabilities:
Long-term debt	356,536	338,860
Long-term liabilities, less current portion	14,053	12,597
Deferred income taxes	9,773	7,786
Pension and other postretirement benefit obligations	24,106	25,946

Total liabilities	596,599	581,057

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at September 24, 2017 and December 25, 2016; 53,354,393 and 53,543,226 issued at September 24, 2017 and December 25, 2016, respectively	527	531
Additional paid-in capital	702,093	742,543
Accumulated other comprehensive loss	(3,894)	(3,977)
(Accumulated deficit) retained earnings	(29,205)	16,293
Treasury stock, at cost, 134,208 and 46,438 shares at September 24, 2017 and December 25, 2016, respectively	(1,073)	(417)

Total stockholders’ equity	668,448	754,973

Total liabilities and stockholders’ equity	$1,265,047	$1,336,030

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive (Loss) Income

(In thousands, except per share data)

	Three months ended September 24, 2017	Three months ended September 25, 2016	Nine months ended September 24, 2017	Nine months ended September 25, 2016
Revenues:
Advertising	$159,481	$164,683	$482,427	$502,474
Circulation	112,792	104,693	334,160	312,664
Commercial printing and other	44,903	37,461	130,986	106,633

Total revenues	317,176	306,837	947,573	921,771
Operating costs and expenses:
Operating costs	177,724	172,972	532,535	519,982
Selling, general, and administrative	106,809	100,052	319,338	306,165
Depreciation and amortization	18,257	17,014	54,621	50,364
Integration and reorganization costs	2,210	5,197	6,817	7,532
Impairment of long-lived assets	—	—	6,485	—
Goodwill and mastheads impairment	—	—	27,448	—
Loss (gain) on sale or disposal of assets	686	974	(1,860)	3,325

Operating income	11,490	10,628	2,189	34,403
Interest expense	7,848	7,391	22,283	22,269
Loss on early extinguishment of debt	4,767	—	4,767	—
Other income	(88)	(62)	(75)	(316)

(Loss) income before income taxes	(1,037)	3,299	(24,786)	12,450
Income tax expense (benefit)	934	504	2,557	(4,695)

Net (loss) income	(1,971)	2,795	(27,343)	17,145

(Loss) income per share:
Basic:
Net (loss) income	$(0.04)	$0.06	$(0.52)	$0.39
Diluted:
Net (loss) income	$(0.04)	$0.06	$(0.52)	$0.38

Dividends declared per share	$0.35	$0.33	$1.05	$0.99

Comprehensive (loss) income	$(1,944)	$2,815	$(27,260)	$17,206

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended	Nine months ended
	September 24, 2017	September 25, 2016
Cash flows from operating activities:
Net (loss) income	$(27,343)	$17,145
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	54,621	50,364
Non-cash compensation expense	2,364	1,846
Non-cash interest expense	1,710	2,089
Deferred income taxes	1,987	(4,983)
(Gain) loss on sale or disposal of assets	(1,860)	3,325
Non-cash charge to investments	250	—
Non-cash loss on early extinguishment of debt	2,344	—
Impairment of long-lived assets	6,485	—
Goodwill and mastheads impairment	27,448	—
Pension and other postretirement benefit obligations	(1,803)	(1,797)
Changes in assets and liabilities:
Accounts receivable, net	16,806	24,170
Inventory	373	(835)
Prepaid expenses	(2,666)	(1,051)
Other assets	(1,479)	(1,858)
Accounts payable	5,382	(987)
Accrued expenses	(2,989)	(19,514)
Deferred revenue	(2,318)	(1,809)
Other long-term liabilities	1,456	1,207

Net cash provided by operating activities	80,768	67,312

Cash flows from investing activities:
Purchases of property, plant, and equipment	(7,206)	(7,731)
Proceeds from sale of publications and other assets	14,669	3,234
Acquisitions, net of cash acquired	(41,700)	(107,712)

Net cash used in investing activities	(34,237)	(112,209)

Cash flows from financing activities:
Payment of debt issuance costs	(3,470)	—
Borrowings under term loans	20,000	—
Repayments under term loans	(12,632)	(2,632)
Payment of offering costs	(431)	—
Purchase of treasury stock	(656)	(417)
Repurchase of common stock	(5,001)	—
Payment of dividends	(56,046)	(44,172)

Net cash used in financing activities	(58,236)	(47,221)

Net decrease in cash and cash equivalents	(11,705)	(92,118)
Cash and cash equivalents at beginning of period	172,246	146,638

Cash and cash equivalents at end of period	$160,541	$54,520

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store and Organic Same Store Revenues

(In thousands)

	Three months ended September 24, 2017	Three months ended September 25, 2016	Nine months ended September 24, 2017	Nine months ended September 25, 2016
Total revenues from continuing operations	$317,176	$306,837	$947,573	$921,771
Revenue adjustment for material acquisitions(1)	—	—	—	773

Same Store Revenues	317,176	306,837	947,573	922,544
Tuck-in Acquisitions(2)	(32,686)	(2,916)	(87,068)	(7,016)

Organic Same Store Revenues	$284,490	$303,921	$860,505	$915,528

(1)	Material acquisitions include Erie.
(2)	Tuck in acquisitions are adjusted to remove non-material acquisition and non-material divestitures, and to adjust for Commercial Print revenues the are now intercompany

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share data)

	Three months ended September 24, 2017	Three months ended September 25, 2016	Nine months ended September 24, 2017	Nine months ended September 25, 2016
Net (loss) income	$(1,971)	$2,795	$(27,343)	$17,145
Income tax expense (benefit)	934	504	2,557	(4,695)
Interest expense	7,848	7,391	22,283	22,269
Impairment of long-lived assets	—	—	6,485	—
Loss on early extinguishment of debt	4,767	—	4,767	—
Goodwill and mastheads impairment	—	—	27,448	—
Depreciation and amortization	18,257	17,014	54,621	50,364

Adjusted EBITDA from continuing operations	29,835	27,704	90,818	85,083
Non-cash compensation and other expense	4,393	3,118	11,316	10,231
Integration and reorganization costs	2,210	5,197	6,817	7,532
Loss (gain) on sale or disposal of assets	686	974	(1,860)	3,325

As Adjusted EBITDA	37,124	36,993	107,091	106,171
Interest Paid(1)	(6,896)	(6,690)	(20,066)	(20,160)
Net capital expenditures	(2,382)	(2,288)	(7,206)	(7,731)
Pension payments	(926)	(824)	(1,803)	(1,797)
Cash taxes(2)	387	(304)	151	(1,908)

Free Cash Flow	27,307	26,887	78,167	74,575

Basic weighted average shares outstanding	52,868,745	44,533,517	53,058,341	44,515,167
Diluted weighted average shares outstanding	52,868,745	44,674,893	53,058,341	44,600,058

(1)	Average interest paid during 2017 for the nine month period.
(2)	Cash paid, net of refunds.